Exhibit 10.2

SECOND AMENDMENT TO THE

AMENDED AND RESTATED SITE LEASE AND LANDFILL GAS DELIVERY

AGREEMENT AND TO THE SCHEDULE OF DEFINITIONS

EACH OF WHICH IS DATED AS OF NOVEMBER 17, 2008

This SECOND AMENDMENT (“Second Amendment”) to the AMENDED AND RESTATED SITE LEASE AND LANDFILL GAS DELIVERY AGREEMENT and to the SCHEDULE OF DEFINITIONS, each of which is dated as of NOVEMBER 17, 2008, is made this 13 day of August 2010, and is by, between and among RHODE ISLAND RESOURCE RECOVERY CORPORATION, RIDGEWOOD GAS SERVICES LLC and RHODE ISLAND LFG GENCO, LLC.

1.	Subsection 6.4 of the Amended and Restated Site Lease and Landfill Gas Delivery Agreement shall be deleted and shall be replaced in its entirety by the following:

6.4 If and after closing of RILG’s financing for the development of Plant C is completed, the costs associated with the flares required by RIDEM pursuant to the air permit to construct Plant C shall be borne by RILG.  The NOx credits required to offset such flare emissions have already been purchased by RILG.

2.	Section 6.5 of the Amended and Restated Site Lease and Landfill Gas Delivery Agreement shall be deleted and shall be replaced in its entirety by the following:

6.5      Sulfur Treatment.  RILG has designed a sulfur treatment system to reduce the levels of sulfur in the Landfill Gas to a level that is acceptable under Good Engineering Practice and applicable Legal Requirements.  RIRRC hereby approves of the design of such system as set forth on Exhibit A.  If and after closing of RILG’s financing for the development of Plant C is completed, RILG shall use commercially reasonable efforts to develop and construct the aforesaid sulfur treatment system, the costs of which shall be borne by RILG.  Once the sulfur treatment system is placed in operation, RIRRC shall reimburse RILG for fifty percent (50%) of RILG’s direct, unallocated out-of-pocket costs not to exceed $300,000 in any one calendar year (the year over year increase shall be the lesser of the actual cost increase for said calendar year or the prior year’s actual costs increased by the annual CPI adjustment factor) in operating such sulfur treatment system, which amounts shall be billed to RIRRC and paid to RILG on a monthly basis and, at RILG’s election, may be set off by RILG against amounts RILG owes to RIRRC.  The annual cap of $300,000 shall be subject to adjustment in the event of a material change in circumstances that affects the operating requirements of the sulfur treatment system.  For purposes of this section, material change in circumstances means sulfur content that exceeds the design maximum capacity of the sulfur treatment system.  The costs of reasonably required major maintenance or future capital expenditures shall be born by RILG and RIRRC equally.  Each invoice provided to RIRRC under this Section 6.5 shall be accompanied by written evidence that RILG incurred the invoiced costs, which evidence must be reasonably acceptable to RIRRC.

3.	A new subsection 2.1 (e) is added to the Amended and Restated Site Lease and Landfill Gas Delivery Agreement, as follows:

2.1 (e)  Notwithstanding the provisions of subsection 2.1(d)(ii) above, RIRRC agrees that it shall be responsible to provide funding for upgrades to the existing gas collection systems operating at the Central Landfill, as follows:

(i)
Such portions of the Interim Gas Management Plan as may be mutually agreed to by the parties in writing, from time to time.  A copy of the current draft of the Interim Gas Management Plan, which, subject certain minor modifications to be determined jointly by the parties, is hereby mutually agreed to by the parties, and is attached as Exhibit B.

(ii)	Such other landfill gas collection systems upgrades as may be requested by RILG in writing, from time to time.

(iii)
Notwithstanding the provisions of (i) and (ii) above  (A) RIRRC’s funding obligation under this subsection 2.1(e) shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate, and (B) RIRRC shall not be required to provide funding more quickly than the drawdown schedule set forth in Exhibit C.  Third party engineering design costs incurred after the date hereof in connection with the design of the Interim Gas Management Plan shall be applied toward RIRRC’s funding obligation above.

(iv)
To the extent that such Four Million Five Hundred Thousand Dollars ($4,500,000) amount has not been fully expended by RIRRC as of the date that RILG closes the financing for the development of Plant C, it is contemplated that the banks financing the development of Plant C may request that RIRRC provide security or other credit support for the remaining balance.  RIRRC shall cooperate with RILG to develop mutually satisfactory arrangements in response to any such request; provided, however, that if no mutually satisfactory arrangements are entered into, then in each month following closing of the financing for the development of Plant C, to the extent RIRRC fails to promptly provide the funding as set forth in subsections (i) and (ii) above, RILG shall be permitted to retain and directly apply any amounts otherwise payable to RIRRC pursuant to Sections 3.1 and 7.3 to satisfy such then outstanding unpaid amounts.

(v)	Should RILG fail to financially close by 12/31/10, then all RIRRC’s remaining obligations under this subsection 2.1 are cancelled.

4.	Subsection 5.1(a)(ii) is hereby deleted.

5.	A new subsection 2.1 (f) is added to the Amended and Restated Site Lease and Landfill Gas Delivery Agreement as follows:

2.1 (f)  In connection with the environmental remediation, demolition, excavation, re-grading and other pre-construction site preparation of the Plant C Site and the Pre-treatment Site:

(i)
RIRRC shall, at no cost to RILG promptly arrange for the environmental remediation of the portion of the Plant C Site as required by RIDEM in Sheet No. 11 of 15 of the Insignificant Alteration - Permit dated March 17, 2010 attached as Exhibit D.

(ii)
RILG shall promptly arrange for the demolition, excavation, re-grading, and all other pre-construction site preparation as RILG shall reasonably determine is necessary to prepare the Plant C Site and the Pre-Treatment Site for construction and otherwise in accordance with the remediation plan set forth in Exhibit E.   RIRRC shall make available to RILG a loan facility of up to Five Hundred Thousand Dollars ($500,000) to be used by RILG to pay for such RILG activities.  The RIRRC Loan to RILG shall (A) bear interest at the rate of 10 % per annum, (B) be payable in full either within ten (10) business days after RILG closes the financing for the development of Plant C or on the due date of the promissory note, which ever occurs first  and (C) shall be evidenced by  a term loan facility, security agreement and financing statement and a 180 day Promissory Note as described in Exhibit F, the original of which shall be executed and delivered by RILG on or prior to the first advance made by RIRRC under the loan facility described in this subsection 2.1(f).  Following closing of the financing for the development of Plant C, to the extent RILG has failed to repay the outstanding balance of the above loan when so due, RIRRC shall be permitted to retain and directly apply any amounts otherwise payable to RILG or to its affiliates or subsidiaries to satisfy such then outstanding unpaid amounts.

(iii)
RIRRC will permit RILG (or its designee)  to dispose of all demolition debris and unusable excavated material, as described in Exhibit E, arising out of the RILG activities described in (ii) above at the Central Landfill without further charge or cost to RILG (or its designee).

(iv)	Nothing in this subsection shall be construed to limit or modify RIRRC’s obligations under this Agreement, including the Environmental Indemnification obligations set forth in subsection 16.3(a).

In accordance with Section 2.1 (a) (iv) of the Amended and Restated Site Lease and Landfill Gas Delivery Agreement the descriptions attached as Exhibit G hereto shall be added as “Exhibit C” of the Amended and Restated Site Lease and Landfill Gas Delivery Agreement.

As amended by this Second Amendment, the Amended and Restated Site Lease and Landfill Gas Delivery Agreement and the Schedule of Definitions, as each have been amended by the First Amendment thereto, shall continue in full force and effect.

This Second Amendment shall become effective upon the last to occur of (1) execution by all of the undersigned (2) approval by the Board of Commissioners of RIRRC.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first set forth above.

RHODE ISLAND LFG GENCO LLC
By:	Ridgewood Renewable Power LLC, its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	Chief Executive Officer

RIDGEWOOD GAS SERVICES LLC
By:	Ridgewood Renewable Power LLC,
its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	Chief Executive Officer

RHODE ISLAND RESOURCE RECOVERY CORPORATION

By:	/s/ Michael OConnell
Name:	Michael OConnell
Title:	Executive Director